Exhibit 99.1

For Immediate Release	Symbol: POT
January 27, 2011
Listed: TSX, NYSE
PotashCorp’s Second-Highest Fourth-Quarter Earnings Reflect Growing Demand
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter earnings of $1.61 per share1 ($482.3 million), the highest quarterly total for 2010 and more than double the $0.79 per share ($239.2 million) earned in the same period last year. This result raised full-year earnings to $5.95 per share ($1.8 billion) — the second-highest total in company history — and surpassed the $3.23 per share ($980.7 million) earned in 2009. Performance was impacted by takeover response costs (included in other income), which reduced earnings for the fourth quarter and full year by $0.16 per share and $0.18 per share, respectively.
Driven by significantly improved demand and strong price momentum across all three nutrients, fourth-quarter 2010 gross margin climbed to $763.0 million, nearly triple the $272.7 million generated in the same period last year. Gross margin for the full year reached $2.6 billion, with potash, our core nutrient, contributing almost 70 percent of the total. Fourth-quarter earnings before interest, taxes, depreciation and amortization2 of $791.1 million and cash flow prior to working capital changes2 of $726.0 million were significantly above the same period last year and raised our 2010 totals to $3.0 billion and $2.4 billion, respectively.
Strong fertilizer demand also helped drive solid contributions from our strategic investments in offshore potash-related companies, as Arab Potash Company Ltd. (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile added $76.3 million to our overall performance for the quarter, raising their 2010 contributions to $336.9 million. The market value of these investments, along with our position in Sinofert Holdings Limited (Sinofert) in China, increased by $1.1 billion since the end of third-quarter 2010 and reached $10.1 billion as of market close on January 26, 2011, which equates to approximately $34 per PotashCorp share.
“Our industry moved past an important inflection point in the third quarter and, as farmers around the world became more active in addressing the critical issue of soil fertility, we demonstrated our ability to deliver in a strengthening market environment,” said PotashCorp President and Chief Executive Officer Bill Doyle. “With global food demand as the powerful engine, we believe we have moved into the next stage of growth for our business. Our company stands poised to capitalize on that growth and we believe our fourth-quarter results provide a glimpse of the capabilities and earning potential of our expanding world-class operations.”
Market Conditions
Estimates of global grain and oilseed supplies declined under the weight of rising food demand and crop production concerns in certain producing regions. Prices for many crop commodities rose to record or near-record levels as grains and oilseeds rallied to compete for a larger share of the world’s limited arable land. This environment provided the important and necessary economic motivation for farmers to increase production through improved yields and act with greater urgency to address depleted soil nutrient levels. As a result, fertilizer demand accelerated and pricing — particularly for potash — increased as the quarter progressed.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Farmers in the US moved aggressively to take advantage of a wider fall application window, which drove domestic potash shipments from North American producers to 2.2 million tonnes in the quarter, making it the second-highest fourth-quarter total on record and the largest since 2004. Demand in offshore markets also approached record levels for the fourth quarter as shipments from North American producers reached 2.3 million tonnes, 85 percent above 2009 levels. North American producer inventories fell below the previous five-year average and, globally, potash producers were challenged to keep pace with accelerating demand. With commitments testing global supply limitations, price increases announced during the quarter took firm hold. We believe the majority of product shipped went straight to the field and limited dealer inventory restocking occurred.
Strong domestic phosphate demand drove North American producer shipments 13 percent above prior-year totals, reducing available tonnes for offshore customers and depleting inventories to record-low levels during the quarter. In nitrogen, the expectation of near-record corn plantings in the US as well as improved industrial demand lifted domestic shipments of ammonia and nitrogen solutions by 15 percent and 21 percent, respectively, compared to fourth-quarter 2009. Prices for phosphate and nitrogen products moved higher, reflecting improved demand and tight inventories.
Potash
Record fourth-quarter sales volumes of 2.4 million tonnes pushed potash gross margin to $519.5 million, the highest quarterly total for 2010. This raised full-year gross margin to $1.8 billion and sales volumes to 8.6 million tonnes, each the second highest in company history and well above the previous year.
Robust global demand lifted offshore sales volumes to 1.6 million tonnes, a fourth-quarter record and more than double the same period last year. Offshore volumes accelerated over the course of the quarter as sales by Canpotex Limited (Canpotex), the offshore marketing agency for Saskatchewan potash producers, reached record levels in December. The strength in demand was widespread, with Latin America (27 percent of Canpotex shipments) and other Asian countries (38 percent) the largest buyers in the quarter while China and India represented 20 percent and 12 percent, respectively. For the year, our offshore sales volumes grew to 5.3 million tonnes, nearly triple 2009 levels.
In North America, fourth-quarter sales volumes of 0.8 million tonnes rose 63 percent above the total for the same period last year — the third consecutive quarter of improved volumes into this market. Full-year volumes rose to 3.4 million tonnes, more than triple 2009 levels and only slightly less than the 2007 record of 3.5 million tonnes.
Our average realized price for the fourth quarter of $323 per tonne was lower than in the same quarter of 2009 but improved by $18 per tonne from third-quarter 2010 levels, reflecting positive pricing movement in both North American and offshore spot markets.
With limited product inventory and strong demand, especially for granular potash, we took only six shutdown weeks during the fourth quarter, all related to our capital projects. The increased operating time, along with greater operational capability from completed expansions, resulted in record production of 2.6 million tonnes for the quarter. This had a favorable impact on potash cost of goods sold on a per-tonne basis, although that was partially offset by the translation of Canadian-dollar production costs to a weaker functional US dollar and higher depreciation costs as our expansion projects came online.

Phosphate
Fourth-quarter phosphate gross margin reached $91.6 million, almost quadruple the $23.4 million earned in the fourth quarter of 2009. Solid fertilizers, typically the first of our diversified phosphate products to respond to market changes, generated $35.5 million in gross margin, while liquid fertilizers, feed and industrial products contributed $19.9 million, $17.0 million and $16.2 million, respectively. For the year, phosphate gross margin climbed to $319.2 million, more than triple the amount generated in 2009.
Fourth-quarter phosphate sales volumes of 1.0 million tonnes were 13 percent higher than in the same quarter last year, reflecting robust domestic demand and higher production levels. This raised full-year volumes to 3.6 million tonnes, which exceeded 2009 levels by 19 percent.
Our average realized phosphate price rose to $495 per tonne, 28 percent over the fourth quarter of 2009, driven by significantly higher prices for solid fertilizers (up 74 percent) as well as increases in liquid fertilizers (up 36 percent) and feed products (up 16 percent). Prices for our industrial products, which are primarily based on contracts that lag current market conditions, were 10 percent lower.
Phosphate cost of goods sold increased on a per-tonne basis, primarily as a result of higher input costs for sulfur and ammonia that more than offset the favorable impact of higher production on per-tonne fixed costs.
Nitrogen
Improved demand and significantly higher prices for all nitrogen products lifted fourth-quarter nitrogen gross margin to $151.9 million, more than triple that of the same quarter in 2009. The strength of this quarter — the highest quarterly total for the year — raised total 2010 gross margin to $509.8 million, more than double the previous year’s total. Gross margin from our Trinidad operation totaled $87.6 million during the quarter, while our US operations contributed $64.3 million.
Nitrogen sales volumes for the fourth quarter increased to 1.3 million tonnes, 13 percent above the same period in 2009. Improved demand resulted in higher sales volumes across all product lines except for urea, which was impacted by a maintenance shutdown at our Lima, Ohio plant and the allocation of available nitrogen production to products providing higher gross margin. Total sales volumes for the year reached 5.2 million tonnes, up 5 percent from 2009.
Our fourth-quarter average realized price reached $325 per tonne, 34 percent higher than in the same quarter of 2009. The realized price for ammonia increased by 47 percent, while urea rose 33 percent and other nitrogen products 40 percent.
Total average natural gas cost, including our hedge, rose to $5.62 per MMBtu in the fourth quarter, 24 percent above the same period in 2009. Most of the increase was due to higher gas costs in Trinidad, which are primarily indexed to the Tampa ammonia price and reflected the rise in this benchmark.
Financial
With significantly improved earnings, fourth-quarter income tax expense rose to $166.1 million, substantially higher than in the same period last year. Other income declined by $75.4 million compared to fourth-quarter 2009, due primarily to $64.2 million in costs associated with the unsolicited takeover attempt by BHP Billiton, which was withdrawn in November.

During the quarter, we announced and completed a $2 billion share repurchase program in which we bought back approximately 14.1 million shares at an average cost of $142 per share. Our ongoing investments in raising our potash operating capability continued, and made up most of the $584.2 million invested during the quarter in capital expenditures on property, plant and equipment.
Outlook
Several forces have converged to create an exceptionally positive environment for global agriculture — one that we believe will support powerful growth in the years ahead. Ongoing increases in world food demand have proven to be a constant driver for agriculture and we believe this will continue, as the needs of an ever-expanding population and improving economies in developing countries have transcended short-term economic shifts. This means that crop productivity must continue to improve and that maintaining historical trends in yield growth is not enough to keep pace. As an example, the United States — the world’s largest agricultural exporter — produced the largest corn and soybean crops in its history during the past four years, yet stocks have continued to decline because of escalating demand. More importantly, global grain supplies have been drawn down to levels that cannot handle short-term supply shocks. Overcoming this challenge will require a sustained commitment to increase food production, including improved fertility practices.
Rising crop prices are a reflection of the global priority now placed on agriculture. Today, farmers in nearly every country, growing almost every crop, have an important economic incentive to increase production. As they make decisions on planting and crop inputs, they recognize that the opportunities are unprecedented and that improving fertilizer applications can help optimize production and maintain the strength of their soils for future years.
While we see potential across all three primary nutrients, we believe potash represents the greatest opportunity — especially for PotashCorp. More than eight years ago, we began planning and investing to raise operational capability, knowing it takes many years to build the facilities and infrastructure necessary to increase production. Now, as we enter an environment in which global potash demand is expected to pressure existing operational capabilities, we believe we are uniquely positioned to introduce our new production as the world needs it. While some saw our decision to launch these projects before demand arrived as a risk, we were unwavering in our conviction that the long-term trends driving demand would continue and that these investments would deliver exceptional value in coming years. We also invested in PotashCorp’s future growth through the swift execution of a $2 billion share repurchase program in the fourth quarter. This marked the third time in six years that we have bought back shares in our company. We invested $6.2 billion over this period to purchase more than 65.4 million shares at an average price of $95 per share. This strategic use of capital has created value for our long-term investors by providing them with a greater opportunity to benefit as demand for our products grows.
Our confidence in the future is buoyed by the transition that took hold in 2010, when global potash shipments reached an estimated 52.0 million tonnes. We believe this is only the beginning of the rebound and that shipments in 2011 could reach 55.0-60.0 million tonnes, depending on how aggressively farmers and fertilizer dealers move to replenish depleted inventories in the soil and supply chain.
North American demand is expected to remain strong — our first-quarter volumes are already fully committed — as farmers are moving quickly to capitalize on favorable crop economics. We anticipate demand in this market will be near historical highs, and reach approximately 10.0 million tonnes in 2011.

Farmers in Latin America are responding to strong grower economics, leading to robust demand for all fertilizer products. We believe fertilizer shipments to this market will reach record levels with potash demand of approximately 10.0 million tonnes, including Brazilian imports of 7.0 million tonnes.
India, coming off a year of record potash demand, is expected to move quickly to secure new supply contracts and ensure product is available to meet its growing needs. Given the country’s rising food requirements and government support programs, we believe its potash demand this year could reach record levels of approximately 6.5 million tonnes. Other Asian countries (not including China and India) are expected to import around 6.5 million tonnes in 2011.
China’s consumption of food and potash is driven by the powerful multiplier of hundreds of millions of people gaining access to higher incomes and the ability to purchase more nutritious food. Although its demand recovery was slower than most markets in 2010, we believe China is committed to improving the fertility of its soils and increasing crop yields. Early in first-quarter 2011, it signed a six-month contract at higher prices with Canpotex for shipment of 600,000 tonnes — a contract that allows Canpotex to remain agile in a tightening potash environment. We believe China could make larger volume commitments in the latter half of the year, and anticipate that its consumption could approach 11.0 million tonnes in 2011, including imports of 7.0-7.5 million tonnes.
With our current estimate of global potash operational capability at 61 million tonnes, we expect supply to remain under pressure throughout 2011. Given the tightening fundamentals, prices to all markets have begun to move higher. This has taken effect more quickly in the US, as market-focused farmers and fertilizer buyers secured the potash needed to capitalize on strong agricultural returns. We see the potential for similar trends in offshore spot and contract markets as the year progresses.
In this environment, we estimate our 2011 potash gross margin between $2.5 billion and $2.8 billion and record potash shipments within the range of 9.5-10.0 million tonnes.
In phosphate, we believe strong demand coupled with historically low inventories will result in relatively strong market conditions for both solid and liquid fertilizers through the first half of 2011. Phosphate feed prices are expected to move higher early in the year, reflecting an announced average $50 per ton price increase for the first quarter. Higher realizations on phosphoric acid industrial contracts, which are time-lagged to input costs, are expected to improve industrial margins as the year progresses. In nitrogen, the expectation of increased US corn plantings and rising industrial demand is likely to result in strong prices through at least the spring season. We forecast phosphate and nitrogen will combine to generate 2011 gross margin in the range of $1.0-$1.2 billion.
We expect capital expenditures for 2011 to approximate $2.0 billion, with $1.4 billion relating to our ongoing potash expansion projects.
Our 2011 annual effective tax rate is forecast to be 25-27 percent and provincial mining and other taxes are expected to approximate 4-6 percent of total potash gross margin. Other income is forecast to exceed 2010 levels and be between $300 million and $350 million, while total selling and administrative expenses are estimated to be in line with 2010 levels. We expect interest expense to approximate $120-$130 million.
PotashCorp expects first-quarter net income to be in the range of $2.10-$2.70 per share (pre-split), with forecast full-year earnings in the range of $8.40-$9.60 per share (pre-split). After giving effect to the previously announced three-for-one stock split that will be effective in February 2011, these totals will approximate $0.70-$0.90 per share (first quarter) and $2.80-$3.20 per share (full year), respectively.

Conclusion
“We enter 2011 with a sense of responsibility about the role our company will play in global food production and excitement for the earnings potential of PotashCorp,” said Doyle. “We have executed our strategies with a mindful long-term view. Our people have been diligent in preparing to meet growing demand for our products and our investors have been patient in providing the capital for major expansions to our operational capability. We look ahead with anticipation that these efforts — like the efforts of farmers around the world — will be rewarded.”
Notes
1. All references to per-share amounts pertain to diluted net income per share.
2. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, and third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Vice President, Investor and Public Relations	Senior Director, Public Affairs
Phone: (306) 933-8520	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site:   www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions, including with respect to: foreign exchange rates; expected growth, results of operations, performance, business prospects and opportunities; and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with major markets; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, January 27, 2011 at 1:00 pm Eastern Time.
Telephone Conference:	Dial-in numbers:

– From Canada and the US: 1-877-881-1303

– From Elsewhere: 1-412-902-6510

Live Webcast:	Visit www.potashcorp.com

– Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2010	2009(1)

Assets
Current assets
Cash and cash equivalents	$411.9	$385.4
Receivables (Note 2)	1,043.7	1,137.9
Inventories	569.9	623.5
Prepaid expenses and other current assets	114.4	124.9

	2,139.9	2,271.7

Property, plant and equipment	8,062.7	6,413.3
Investments	4,938.0	3,760.3
Other assets	363.1	359.9
Intangible assets	18.6	20.0
Goodwill	97.0	97.0

	$15,619.3	$12,922.2

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$1,871.3	$728.8
Payables and accrued charges	1,245.7	796.8
Current portion of derivative instrument liabilities	74.8	51.8

	3,191.8	1,577.4

Long-term debt (Note 3)	3,707.2	3,319.3
Derivative instrument liabilities	203.7	123.2
Future income tax liabilities	1,078.4	962.4
Accrued pension and other post-retirement benefits	298.5	280.8
Accrued environmental costs and asset retirement obligations	329.9	215.1
Other non-current liabilities and deferred credits	5.6	4.2

	8,815.1	6,482.4

Shareholders’ Equity
Share capital	1,430.7	1,430.3
Unlimited authorization of common shares without par value; issued and outstanding 284,374,231 and 295,975,550 at December 31, 2010 and 2009, respectively
Contributed surplus	160.3	149.5
Accumulated other comprehensive income	2,244.3	1,648.8
Retained earnings	2,968.9	3,211.2

	6,804.2	6,439.8

	$15,619.3	$12,922.2

(1)	Corrected as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009 (1)	2010	2009 (1)

Sales (Note 4)	$1,812.2	$1,099.1	$6,538.6	$3,976.7
Less: Freight	85.4	60.8	335.8	191.0
Transportation and distribution	29.0	27.1	151.8	128.1
Cost of goods sold	934.8	738.5	3,426.0	2,643.0

Gross Margin	763.0	272.7	2,625.0	1,014.6

Selling and administrative	58.4	50.9	228.1	183.6
Provincial mining and other taxes	20.6	12.0	76.5	29.0
Foreign exchange loss (gain)	9.6	(34.1)	16.8	(35.4)
Other income (Note 5)	(3.4)	(78.8)	(244.5)	(343.4)

	85.2	(50.0)	76.9	(166.2)

Operating Income	677.8	322.7	2,548.1	1,180.8
Interest Expense (Note 6)	29.4	40.1	99.1	120.9

Income Before Income Taxes	648.4	282.6	2,449.0	1,059.9
Income Taxes (Note 7)	166.1	43.4	642.8	79.2

Net Income	$482.3	$239.2	1,806.2	980.7

Retained Earnings, Beginning of Year			3,211.2	2,348.5
Repurchase of Common Shares			(1,930.8)	—
Dividends Declared			(117.7)	(118.0)

Retained Earnings, End of Year			$2,968.9	$3,211.2

Pre-split (Notes 8, 10)
Net Income Per Share
Basic	$1.65	$0.81	$6.11	$3.32
Diluted	$1.61	$0.79	$5.95	$3.23

Dividends Per Share	$0.10	$0.10	$0.40	$0.40

Post-split (Note 10)
Net Income Per Share
Basic	$0.55	$0.27	$2.04	$1.11
Diluted	$0.54	$0.26	$1.98	$1.08

Dividends Per Share	$0.03	$0.03	$0.13	$0.13

(1)	Corrected as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009 (1)	2010	2009 (1)

Operating Activities
Net income	$482.3	$239.2	$1,806.2	$980.7

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	113.3	84.6	410.7	312.1
Stock-based compensation	2.7	3.3	24.3	29.5
Loss (gain) on disposal of property, plant and equipment and long-term investments	6.4	(0.7)	9.9	(107.6)
Foreign exchange on future income tax and miscellaneous items	(1.8)	(0.3)	(0.1)	(1.3)
Provision for future income tax	98.8	134.9	148.8	198.9
Undistributed earnings of equity investees	(17.3)	(1.5)	(95.8)	(2.8)
Derivative instruments	(3.0)	8.0	1.2	(62.0)
Other long-term liabilities	44.6	36.0	50.6	3.4

Subtotal of adjustments	243.7	264.3	549.6	370.2

Changes in non-cash operating working capital
Receivables	(65.2)	0.2	109.4	53.1
Inventories	(50.6)	17.7	66.5	88.2
Prepaid expenses and other current assets	38.4	30.4	(6.3)	21.2
Payables and accrued charges	151.3	16.3	473.6	(589.5)

Subtotal of changes in non-cash operating working capital	73.9	64.6	643.2	(427.0)

Cash provided by operating activities	799.9	568.1	2,999.0	923.9

Investing Activities
Additions to property, plant and equipment	(584.2)	(573.6)	(1,978.3)	(1,763.8)
Purchase of long-term investments	—	(3.2)	(422.3)	(3.2)
Proceeds from disposal of property, plant and equipment and long-term investments	1.1	3.5	1.6	151.9
Other assets and intangible assets	(13.4)	(18.0)	(41.1)	(54.1)

Cash used in investing activities	(596.5)	(591.3)	(2,440.1)	(1,669.2)

Cash before financing activities	203.4	(23.2)	558.9	(745.3)

Financing Activities
Proceeds from long-term debt obligations	1,393.8	75.0	1,793.8	4,108.7
Repayment of and finance costs on long-term debt obligations	(410.1)	(269.9)	(810.5)	(3,561.3)
Proceeds from short-term debt obligations	878.9	237.9	546.9	403.2
Dividends	(29.7)	(29.0)	(118.7)	(116.9)
Repurchase of common shares	(1,999.7)	—	(1,999.7)	—
Issuance of common shares	15.5	3.4	55.8	20.2

Cash (used in) provided by financing activities	(151.3)	17.4	(532.4)	853.9

Increase (Decrease) in Cash and Cash Equivalents	52.1	(5.8)	26.5	108.6
Cash and Cash Equivalents, Beginning of Period	359.8	391.2	385.4	276.8

Cash and Cash Equivalents, End of Period	$411.9	$385.4	$411.9	$385.4

Cash and cash equivalents comprised of:
Cash	$114.5	$121.6	$114.5	$121.6
Short-term investments	297.4	263.8	297.4	263.8

	$411.9	$385.4	$411.9	$385.4

Supplemental cash flow disclosure
Interest paid	$38.1	$59.3	$93.0	$115.4
Income taxes paid (recovered)	$30.9	$(98.9)	$(45.1)	$640.3

(1)	Corrected as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Net of related income taxes)	2010	2009(1)	2010	2009(1)

Net Income	$482.3	$239.2	$1,806.2	$980.7

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (2)	459.8	435.2	661.9	988.6
Net gains (losses) on derivatives designated as cash flow hedges (3)	6.4	(24.0)	(118.4)	(63.9)
Reclassification to income of net losses on cash flow hedges (4)	16.4	13.2	52.5	53.1
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	0.4	1.1	0.5	13.1
Share of other comprehensive income of equity investees	(1.6)	—	(1.0)	—

Other Comprehensive Income	481.4	425.5	595.5	990.9

Comprehensive Income	$963.7	$664.7	$2,401.7	$1,971.6

(1)	Corrected as described in Note 9.

(2)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited. The amounts are net of income taxes of $NIL (2009 — $NIL) for the three months ended December 31, 2010 and $NIL (2009 — $26.5) for the twelve months ended December 31, 2010.

(3)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $3.8 (2009 — $(14.4)) for the three months ended December 31, 2010 and $(71.7) (2009 — $(38.7)) for the twelve months ended December 31, 2010.

(4)	Net of income taxes of $10.0 (2009 — $7.9) for the three months ended December 31, 2010 and $31.8 (2009 — $32.2) for the twelve months ended December 31, 2010.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	December 31,	December 31,
(Net of related income taxes)	2010	2009(1)

Unrealized gains on available-for-sale securities (2)	$2,412.3	$1,750.4
Net unrealized losses on derivatives designated as cash flow hedges (3)	(177.3)	(111.4)
Unrealized foreign exchange gains on self-sustaining foreign operations (4)	10.3	9.8
Share of other comprehensive income of equity investees (5)	(1.0)	—

Accumulated other comprehensive income	2,244.3	1,648.8
Retained earnings	2,968.9	3,211.2

Accumulated Other Comprehensive Income and Retained Earnings	$5,213.2	$4,860.0

(1)	Corrected as described in Note 9.

(2)	$2,562.7 before income taxes (2009 — $1,900.8).

(3)	$(283.4) before income taxes (2009 — $(177.6)).

(4)	$10.3 before income taxes (2009 — $9.8).

(5)	$(1.0) before income taxes (2009 — $NIL).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
1. Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the 2009 annual consolidated financial statements, except as described below.
These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2009 annual consolidated financial statements. In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.
2. Receivables

	December 31,	December 31,
	2010	2009

Trade accounts — Canpotex	$297.9	$164.3
— Other	448.7	264.4
Less allowance for doubtful accounts	(8.2)	(8.4)

	738.4	420.3
Margin deposits on derivative instruments	197.8	108.9
Income taxes receivable	30.3	287.4
Provincial mining and other taxes receivable	—	234.6
Other non-trade accounts	77.2	86.7

	$1,043.7	$1,137.9

3. Long-Term Debt
On November 30, 2010, the company closed the issuance of $500.0 of 3.250 percent senior notes due December 1, 2017 and $500.0 of 5.625 percent senior notes due December 1, 2040. The senior notes were issued under a US shelf registration statement.
During the three months ended December 31, 2010, the company borrowed and repaid $410.0 under its long-term credit facilities. During the twelve months ended December 31, 2010, the company borrowed and repaid $810.0 under its long-term credit facilities. No borrowings were outstanding under the credit facilities at December 31, 2010 or 2009.
During 2010, the company classified the $600.0 aggregate principal amount of 7.750 percent senior notes due May 31, 2011 as current.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
4. Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$830.2	$520.8	$461.2	$—	$1,812.2
Freight	46.5	27.0	11.9	—	85.4
Transportation and distribution	9.6	9.9	9.5	—	29.0
Net sales — third party	774.1	483.9	439.8	—
Cost of goods sold	254.6	392.3	287.9	—	934.8
Gross margin	519.5	91.6	151.9	—	763.0
Inter-segment sales	—	—	38.1	—	—
Depreciation and amortization	36.4	49.3	25.6	2.0	113.3

	Three Months Ended December 31, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$412.5	$362.4	$324.2	$—	$1,099.1
Freight	24.4	25.1	11.3	—	60.8
Transportation and distribution	10.9	3.1	13.1	—	27.1
Net sales — third party	377.2	334.2	299.8	—
Cost of goods sold	171.0	310.8	256.7	—	738.5
Gross margin	206.2	23.4	43.1	—	272.7
Inter-segment sales	—	—	21.9	—	—
Depreciation and amortization	13.5	43.9	24.9	2.3	84.6

	Twelve Months Ended December 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$3,000.6	$1,821.6	$1,716.4	$—	$6,538.6
Freight	189.4	102.2	44.2	—	335.8
Transportation and distribution	69.1	41.2	41.5	—	151.8
Net sales — third party	2,742.1	1,678.2	1,630.7	—
Cost of goods sold	946.1	1,359.0	1,120.9	—	3,426.0
Gross margin	1,796.0	319.2	509.8	—	2,625.0
Inter-segment sales	—	—	119.2	—	—
Depreciation and amortization	120.8	185.8	95.7	8.4	410.7

	Twelve Months Ended December 31, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,315.8	$1,374.4	$1,286.5	$—	$3,976.7
Freight	58.5	83.4	49.1	—	191.0
Transportation and distribution	35.3	37.9	54.9	—	128.1
Net sales — third party	1,222.0	1,253.1	1,182.5	—
Cost of goods sold	491.6	1,160.7	990.7	—	2,643.0
Gross margin	730.4	92.4	191.8	—	1,014.6
Inter-segment sales	—	—	66.0	—	—
Depreciation and amortization	40.1	163.9	99.2	8.9	312.1

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
5. Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Share of earnings of equity investees	$52.7	$33.5	$174.3	$133.7
Dividend income	23.6	19.9	162.6	71.7
Takeover response costs	(64.2)	—	(73.0)	—
Gain on disposal of auction rate securities	—	—	—	115.3
Other	(8.7)	25.4	(19.4)	22.7

	$3.4	$78.8	$244.5	$343.4

Included in takeover response costs for 2010 are financial advisory, legal and other fees incurred relating to PotashCorp’s response to the unsolicited offer to purchase all of PotashCorp’s outstanding common shares made in August 2010 by BHP Billiton Development 2 (Canada) Limited, a wholly owned indirect subsidiary of BHP Billiton Plc. The offer was subsequently withdrawn in November 2010.
In 2009, the company recognized a gain on the disposal of auction rate securities of $115.3 due to the settlement of a claim against an investment firm that purchased auction rate securities for the company’s account without company authorization. The investment firm paid the company the full par value of $132.5 in exchange for the transfer of the auction rate securities to the investment firm. The company retained all interest paid and accrued on these securities through the date of their transfer to the investment firm. The company was also reimbursed by the investment firm for $3.0 of its legal costs. Prior to the settlement, the company had recognized in net income a loss of $115.3 related to these auction rate securities.
6. Interest Expense

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Interest expense on
Short-term debt	$2.0	$9.2	$7.8	$26.5
Long-term debt	59.2	53.3	217.6	173.1
Interest capitalized to property, plant and equipment	(30.6)	(21.4)	(118.6)	(68.2)
Interest income	(1.2)	(1.0)	(7.7)	(10.5)

	$29.4	$40.1	$99.1	$120.9

7. Income Taxes
For the three months ended December 31, 2010, the company’s income tax expense was $166.1. This compared to an expense of $43.4 for the same period last year. For the twelve months ended December 31, 2010, the company’s income tax expense was $642.8 (2009 — $79.2). The actual effective tax rate, including discrete items, for the three and twelve months ended December 31, 2010 was 26 percent, compared to 15 percent and 7 percent for the three and twelve months ended December 31, 2009, respectively.
The income tax expense for the twelve months ended December 31, 2010 included the following discrete items:
•	To adjust the 2009 income tax provision to the income tax returns filed, an income tax expense of $18.2, $8.5, $7.3 and $1.7 was recorded in each of the four quarters, respectively.

•	A future income tax expense of $6.3 as a result of US legislative changes to Medicare Part D adopted during the first quarter.

•	A current income tax expense of $8.2 for international tax issues pertaining to transfer pricing during the second quarter.

•	A future income tax recovery of $4.1 related to a second-quarter functional currency tax election by a subsidiary company for Canadian income tax purposes.

•	In the fourth quarter, a future income tax expense of $8.9 to adjust historical amounts related primarily to purchase accounting, inventory and goodwill.
The income tax expense for the twelve months ended December 31, 2009 included the following discrete items:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring during the first quarter.

•	A current income tax recovery of $47.6 recorded in the first quarter that related to an increase in permanent deductions in the US from prior years, which had a positive impact on cash.

•	A future income tax expense of $24.4 related to a second-quarter functional currency election by the parent company for Canadian income tax purposes.

•	In the fourth quarter, a current income tax expense of $8.6 related to currency fluctuations on the repayment of intercompany debt.

•	The benefit of a lower percentage of consolidated income earned in higher-tax jurisdictions.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
8. Net Income Per Share
Basic net income per share for the quarter is calculated based on the weighted average shares issued and outstanding for the three months ended December 31, 2010 of 292,387,000 (2009 — 295,915,000). Basic net income per share for the twelve months ended December 31, 2010 is calculated based on the weighted average shares issued and outstanding for the period of 295,457,000 (2009 — 295,580,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares that would be issuable based on period-to-date (rather than anticipated) performance, if the effect is dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2010 was 300,201,000 (2009 — 304,350,000) and for the twelve months ended December 31, 2010 was 303,698,000 (2009 — 303,943,000).
9. Comparative Figures
During the quarter ended March 31, 2010, prior period non-cash errors were identified pertaining to the computation of asset retirement obligations for the phosphate segment, specifically relating to mine reclamation costs. The adjustments are not material to the periods to which they relate. However, as correcting the errors in the first quarter would have materially distorted net income for the first quarter, the company has corrected them by revising the impacted balances in the relevant periods, with an adjustment to the opening balance recorded to opening retained earnings in the first period presented. The impact on the comparative figures presented in the company’s unaudited condensed consolidated financial statements was as follows:
•	Statements of financial position at December 31, 2009: increase liability for asset retirement obligations by $97.8 (of which $17.5 was included in payables and accrued charges), reduce future income tax liabilities by $36.9, reduce retained earnings by $60.9.

•	Statements of accumulated other comprehensive income and retained earnings at December 31, 2009: reduce retained earnings by $60.9.

•	Statements of operations and retained earnings for the three months ended December 31, 2009: increase cost of goods sold by $6.9, reduce income tax expense by $2.5; basic and diluted earnings per share were reduced $0.01.

•	Statements of operations and retained earnings for the twelve months ended December 31, 2009: increase cost of goods sold by $11.4, reduce income tax expense by $4.3, reduce opening retained earnings by $53.8; basic and diluted earnings per share were reduced $0.02.

•	Statements of cash flow for the three months ended December 31, 2009: reduce net income by $4.4, increase adjustments to reconcile net income to cash provided by operating activities through reduction in provision for future income tax of $2.5 and increase in other long-term liabilities of $6.9; there was no net impact on cash flow for the period.

•	Statements of cash flow for the twelve months ended December 31, 2009: reduce net income by $7.1, increase adjustments to reconcile net income to cash provided by operating activities through reduction in provision for future income tax of $4.3 and increase in other long-term liabilities of $11.4; there was no net impact on cash flow for the period.

•	Statements of comprehensive income for the three and twelve months ended December 31, 2009: reduce net income and comprehensive income by $4.4 and $7.1, respectively.
10. Subsequent Event
On January 26, 2011, the company’s Board of Directors approved a three-for-one split of PotashCorp’s outstanding common shares. The stock split will be effected in the form of a stock dividend of two additional common shares for each share owned by shareholders of record at the close of business on February 16, 2011.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Potash Operating Data
Production (KCl Tonnes — thousands)	2,628	1,113	8,078	3,405
Shutdown weeks (1)	5.6	36.1	40.4	152.8
Sales (tonnes — thousands)
Manufactured Product
North America	804	494	3,355	1,093
Offshore	1,575	612	5,289	1,895

Manufactured Product	2,379	1,106	8,644	2,988

Potash Net Sales
(US $ millions)
Sales	$830.2	$412.5	$3,000.6	$1,315.8
Less: Freight	46.5	24.4	189.4	58.5
Transportation and distribution	9.6	10.9	69.1	35.3

Net Sales	$774.1	$377.2	$2,742.1	$1,222.0

Manufactured Product
North America	$308.4	$195.3	$1,222.3	$506.8
Offshore	460.3	176.0	1,505.7	698.9
Other miscellaneous and purchased product	5.4	5.9	14.1	16.3

Net Sales	$774.1	$377.2	$2,742.1	$1,222.0

Potash Average Price per MT
North America	$383.68	$395.54	$364.30	$463.74
Offshore	$292.25	$287.63	$284.67	$368.84

Manufactured Product	$323.14	$335.83	$315.57	$403.56

(1)	Excludes planned routine annual maintenance shutdowns.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	526	413	1,986	1,505
P2O5 Operating Rate	89%	77%	84%	70%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	320	263	1,111	791
Fertilizer — Solid phosphates	346	305	1,291	1,182
Feed	139	135	622	531
Industrial	160	151	608	551

Manufactured Product	965	854	3,632	3,055

Phosphate Net Sales
(US $ millions)
Sales	$520.8	$362.4	$1,821.6	$1,374.4
Less: Freight	27.0	25.1	102.2	83.4
Transportation and distribution	9.9	3.1	41.2	37.9

Net Sales	$483.9	$334.2	$1,678.2	$1,253.1

Manufactured Product
Fertilizer — Liquid phosphates	$131.1	$79.4	$416.5	$235.2
Fertilizer — Solid phosphates	181.8	91.7	596.6	354.2
Feed	70.1	58.8	288.7	260.0
Industrial	95.2	100.1	351.0	386.6
Other miscellaneous and purchased product	5.7	4.2	25.4	17.1

Net Sales	$483.9	$334.2	$1,678.2	$1,253.1

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$409.82	$302.22	$374.80	$297.53
Fertilizer — Solid phosphates	$525.06	$300.95	$461.94	$299.51
Feed	$505.37	$434.50	$464.03	$489.78
Industrial	$593.08	$659.90	$577.48	$701.62

Manufactured Product	$495.37	$386.23	$454.98	$404.60

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Nitrogen Operating Data
Production (N Tonnes — thousands)	715	613	2,767	2,551
Average Natural Gas Production Cost per MMBtu	$5.62	$4.55	$5.09	$3.86
Sales (tonnes — thousands)
Manufactured Product
Ammonia	415	354	1,765	1,740
Urea	267	341	1,237	1,433
Nitrogen solutions/Nitric acid/Ammonium nitrate	595	437	2,204	1,794

Manufactured Product	1,277	1,132	5,206	4,967

Fertilizer sales tonnes	502	446	1,997	2,084
Industrial/Feed sales tonnes	775	686	3,209	2,883

Manufactured Product	1,277	1,132	5,206	4,967

Nitrogen Net Sales
(US $ millions)
Sales	$461.2	$324.2	$1,716.4	$1,286.5
Less: Freight	11.9	11.3	44.2	49.1
Transportation and distribution	9.5	13.1	41.5	54.9

Net Sales	$439.8	$299.8	$1,630.7	$1,182.5

Manufactured Product
Ammonia	$183.0	$106.3	$669.9	$425.3
Urea	105.7	101.4	418.5	416.6
Nitrogen solutions/Nitric acid/Ammonium nitrate	126.8	66.4	422.4	284.3
Other miscellaneous and purchased product	24.3	25.7	119.9	56.3

Net Sales	$439.8	$299.8	$1,630.7	$1,182.5

Fertilizer net sales	$156.9	$104.4	$553.6	$492.3
Industrial/Feed net sales	258.6	169.7	957.2	633.9
Other miscellaneous and purchased product	24.3	25.7	119.9	56.3

Net Sales	$439.8	$299.8	$1,630.7	$1,182.5

Nitrogen Average Price per MT
Ammonia	$441.07	$300.27	$379.59	$244.43
Urea	$396.16	$297.25	$338.32	$290.64
Nitrogen solutions/Nitric acid/Ammonium nitrate	$212.87	$152.00	$191.63	$158.50

Manufactured Product	$325.28	$242.14	$290.20	$226.73

Fertilizer average price per MT	$312.50	$234.18	$277.21	$236.25
Industrial/Feed average price per MT	$333.56	$247.31	$298.28	$219.85

Manufactured Product	$325.28	$242.14	$290.20	$226.73

Exchange Rate (Cdn$/US$)

	2010	2009

December 31	0.9946	1.0466
Fourth-quarter average conversion rate	1.0213	1.0654

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A. EBITDA, ADJUSTED EBITDA AND EBITDA MARGIN
Set forth below are reconciliations of “EBITDA” and “adjusted EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009(1)	2010	2009(1)

Net income	$482.3	$239.2	$1,806.2	$980.7
Interest expense	29.4	40.1	99.1	120.9
Income taxes	166.1	43.4	642.8	79.2
Depreciation and amortization	113.3	84.6	410.7	312.1

EBITDA	791.1	407.3	2,958.8	1,492.9
Takeover response costs	64.2	—	73.0	—
Gain on disposal of auction rate securities	—	—	—	(115.3)

Adjusted EBITDA	$855.3	$407.3	$3,031.8	$1,377.6

(1)	Certain of the prior periods’ figures have been corrected as described in Note 9.
EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, takeover response costs and certain gains and losses on disposal of assets. PotashCorp uses EBITDA and adjusted EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments, costs associated with takeover response costs and certain gains and losses on disposal of assets. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Sales	$1,812.2	$1,099.1	$6,538.6	$3,976.7
Freight	(85.4)	(60.8)	(335.8)	(191.0)
Transportation and distribution	(29.0)	(27.1)	(151.8)	(128.1)

Net sales	$1,697.8	$1,011.2	$6,051.0	$3,657.6

Net income as a percentage of sales	26.6%	21.8%	27.6%	24.7%
EBITDA margin	46.6%	40.3%	48.9%	40.8%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight and transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight and transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of operations.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B. CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Cash flow prior to working capital changes	$726.0	$503.5	$2,355.8	$1,350.9

Changes in non-cash operating working capital
Receivables	(65.2)	0.2	109.4	53.1
Inventories	(50.6)	17.7	66.5	88.2
Prepaid expenses and other current assets	38.4	30.4	(6.3)	21.2
Payables and accrued charges	151.3	16.3	473.6	(589.5)

Changes in non-cash operating working capital	73.9	64.6	643.2	(427.0)

Cash provided by operating activities	$799.9	$568.1	$2,999.0	$923.9
Additions to property, plant and equipment	(584.2)	(573.6)	(1,978.3)	(1,763.8)
Other assets and intangible assets	(13.4)	(18.0)	(41.1)	(54.1)
Changes in non-cash operating working capital	(73.9)	(64.6)	(643.2)	427.0

Free cash flow	$128.4	$(88.1)	$336.4	$(467.0)

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.